Exhibit 10.23

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of November 6, 2019, is entered into by and among Uber Mom, LLC, a Florida limited liability company ("Seller"), Lisa Anne Kleine, an individual and member of Seller, Amy Goff, an individual and member of Seller, (these individuals together are the “Owners”) and Edison Nation, Inc., a Nevada corporation ("Buyer").

RECITALS

A.         Seller operates a consumer products company which develops, manufactures and sells a line of products in the infant and baby category.

B.         Seller desires to sell, assign, transfer and deliver to Buyer, and Buyer desires to purchase from Seller, certain of the assets and lines of business of Seller (“Purchased Assets”) upon the terms and subject to the conditions set forth in this Agreement.

C.         Seller intends to dissolve and wind up affairs following the Closing, and the parties intend and desire for certain surviving right and obligations under this agreement to accrue to the Owners.

NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise and agree as follows:

Article I
Purchase and Sale

Section 1.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets set forth on Schedule 1.01, hereto (the "Purchased Assets"), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance").

Section 1.02         Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets"). Excluded Assets include the following assets and properties of Seller: (a) all cash and cash equivalents, bank accounts and securities of Seller; (b) all Contracts that are not Assigned Contracts; (c) all Intellectual Property other than that included as Purchased Assets; (d) the corporate seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller; (e) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder; (f) all tax assets (including duty and tax refunds and prepayments); (g) the rights which accrue or will accrue to Seller under the Closing Deliverables; and (h) any other asset set forth in Schedule 1.02.

Section 1.03        Purchase Price. The aggregate purchase price for the Purchased Assets shall be as follows:

(a)         Cash and Stock. At Closing, Buyer shall pay via wire transfer a cash amount of Fifty=-Two Thousand Three Hundred Fifty One and 76/100 Dollars ($52,351.76) to Seller. In addition, at Closing, Buyer shall issue to Amy Goff and Lisa Anne Kleine each the number of Twenty Two Thousand Five Hundred (22,500) shares of Buyer common stock (the “Common Stock”).

(b)         Royalty Payments. Buyer shall pay the Owners each a royalty based on the financial performance of the Product Line set forth in Schedule 1.03(b) and all future products developed and sold under or branded with any of the trademarks identified as Purchased Assets (the “Royalty Generating Products”). The Royalty Payment shall be equal to Five Percent (5%) of the Net Revenue generated by the Royalty Generating Products (the “Royalty Payment”). The Royalty Payment shall be payable as Two and One Half Percent (2.5%) to Amy Goff and Two and One Half Percent (2.5%) to Lisa Anne Kleine, and shall be paid by Seller as such on a quarterly basis. For purposes of this Section 1.03(b), Net Revenue shall mean the gross revenue generated by the Royalty Generating Products minus the cost of goods sold for the Royalty Generating Products, applying generally accepted accounting practices and principles consistent with those applied to the Buyer’s most recent audited financial statements. Buyer shall provide quarterly reports to Seller, or Seller’s designee(s), that provide the detail related to computation of the Royalty Payment. The computed quarterly Royalty Payments shall be payable to Amy Goff and Lisa Anne Kleine within sixty (60) days after the end of each calendar quarter following the Closing for so long as any Revenue Generating Product generates revenue.

In the event Buyer (i) fails to make the Royalty Payments for two (2) or more consecutive calendar quarters, or (ii) fails to allow Seller, Owners, or their designees access to books and records for the Royalty Generating Products as set forth in Section 5.05, then Buyer acknowledges and agrees Seller or either Owner may demand that Buyer pay each Owner, as agreed upon liquidated damages in full settlement of any claims, a lump sum amount of one hundred thousand dollars ($100,000) each. In the event an Owner elects for Buyer to pay the liquidated damages, Buyer will make payment within thirty (30) days after its receipt of the written notice to pay the liquidated damages and upon such payment the Buyer shall be relieved of all surviving obligations under this Section 1.03(b) with respect to the Owner making such demand. Buyer acknowledges and agrees the liquidated damages are intended to represent estimated actual damages and are not intended as a penalty.

With respect to the Royalty Payments and/or the liquidated damages contemplated by this Section 1.03, the parties acknowledge and agree that: (i) Buyer shall have no right of offset against such payments as to any indemnification obligations or other payment obligation of Seller or Owners under this Agreement, and (ii) all such payments are to be treated as a payment of deferred purchase price for tax purposes.

The provisions of this Section 1.03 shall survive indefinitely.

(c)         Assumption of Certain Liabilities Buyer shall assume only the liabilities as set forth in Schedule 1.03(c) (the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Collectively, the items of consideration described in this Section 1.03(a), (b), and (c) are the “Purchase Price.”

Section 1.04       Review Period: Termination

(a)         Review Period. After full execution of this Agreement, Buyer shall have up to twenty (20) business days (the "Review Period") to review the relevant financial statements, books and records of Seller, which Seller shall provide, certify and warrant as full, complete and accurate.

(b)         Termination. On or prior to the last day of the Review Period, this Agreement may be terminated by:

(i)         The mutual written consent of Buyer and Seller;

(ii)         By Buyer with written notice to Seller, if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Agreement and such breach, inaccuracy or failure cannot be cured by Seller by the end of the Review Period; or

(iii)        By Seller with written notice to Buyer, if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Agreement and such breach, inaccuracy or failure cannot be cured by Buyer by the end of the Review Period.

Section 1.05         Effect of Termination. In the event of a Termination of this Agreement for any reason, this Agreement shall be deemed null and void except for Buyer’s confidentiality obligations as set out in 4.05. In the event that this agreement is not terminated during the Review Period, with such changes as may have been previously agreed in writing by Buyer and Seller, then this Agreement shall be final and binding.

Article IISection 1.06         Allocation of Purchase Price. Seller and Buyer hereby agree to the allocation of the Purchase Price among the Acquired Assets being sold and purchased hereunder, as set forth on attached Schedule 1.06 - Purchase Price Allocation. Each party will use the Purchase Price Allocation in all reporting to, and Tax Returns filed with, the Internal Revenue Service and other State and Local taxing authorities.Closing

Section 2.01         Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place within 10 days after the expiration of the Review Period in the event that this Agreement was not terminated by Buyer (the "Closing Date"). The Closing shall be by escrow, or at such other place as the parties may determine and designate in writing.

Section 2.02         Closing Deliverables.

(a)         At the Closing, Seller shall deliver to Buyer the following:

(i)         a bill of sale in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)       an assignment and assumption agreement in form and substance satisfactory to Buyer (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets as well as completed Form PTO-1594 or comparable form as deemed appropriate;

(iii)      copies of all consents, approvals, waivers and authorizations referred to the Seller’s disclosure schedules (the “Disclosure Schedules”); and,

(iv)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)       At the Closing, Buyer shall deliver to Seller the following:

(i)        the Purchase Price as set forth in Section 1.03, including the wire transfer, the duly authorized and executed stock certificates for Lisa Anne Kleine and Amy Goff; and

(ii)       the Assignment and Assumption Agreement duly executed by Buyer;

(iii)      evidence, to the reasonable satisfaction of Seller, of Buyer’s corporate existence and good standing along with resolutions, duly adopted by the directors and/or shareholders of Seller, if required, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the issuance of stock to Lisa Anne Kleine and Amy Goff, and certified by an authorized representative of Buyer as of the Closing Date.

Section 2.03         Seller’s Closing Costs. At Closing, Seller shall pay the following costs and expenses incurred in connection with the Closing: (i) the filing of all terminations of any financing statements; (ii) the cost of recording or curing defects in the title of any of the Acquired Assets; (iii) Seller’s counsel fees; and (iv) any other expenses agreed in this Agreement to be paid by Seller.

Section 2.04         Buyer’s Closing Costs. At Closing, Buyer shall pay the following costs and expenses incurred in connection with the Closing: (i) the cost of obtaining, furnishing and/or delivering any other documents and instruments required to be obtained, furnished and/or delivered by Buyer hereunder; (ii) all costs related to any financing obtained by Buyer in connection with Buyer’s purchase of the Acquired Assets, including but not limited to documentary stamp taxes; (iii) all transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees incurred in connection with this Agreement and the other Closing Deliverables which taxes shall be borne and paid by Buyer when due, and Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary); (iv) the costs of recording or filing any transfer documents with the U.S. Patent and Trademark Office with respect to the Purchased Assets; (iv) all costs associated with storage and shipment of the inventory included in the Purchased Assets on or after the Closing Date; (v) Buyer’s counsel fees; and (vi) and other expenses agreed in this Agreement to be paid by Buyer.

Section 2.05         Prorations. With respect to certain expenses incurred in the operation of the Business, the following prorations shall be made:

(a)         Operating Expenses. Seller shall continue to be responsible for all costs and expenses attributable to the operation of the Business or the ownership of the Acquired Assets up to the Closing Date, and Buyer shall become responsible for all costs and expenses attributable to the ownership of the Acquired Assets and conduct of the Business as conducted by Buyer on and after the Closing Date.

(b)         Taxes. Tangible personal property taxes shall be apportioned as of the Closing Date, based on current tax bills if available; and if not available, based on the most recent tax bills available with appropriate subsequent adjustment among the parties when bills for the current year are received.

(c)         Contracts. Payments made by Seller under any contracts in connection with assumed contracts shall be prorated to the Closing Date.

(d)         Deposits. Any deposits or prepaid items which can be assigned to Buyer will be so assigned by Seller, and Buyer will pay Seller the full amount thereof, subject to claims by the particular utility or lessor for damages and other costs, expenses and charges accrued or resulting from actions occurring prior to the Closing Date.

Appropriate cash payments by Seller or Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations required by this Section 2.05. The obligations imposed by this Section 2.05 shall survive until all prorations are finally determined to be acceptable to the parties, but in no event shall the obligations imposed by this Section 2.05 survive longer than one (1) year after Closing.

Article III
Representations and warranties of seller

Except as set forth in the correspondingly numbered Seller’s Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01         Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of organization, operating agreement, or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03         Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances, except as set forth in Section 3.03 of Seller’s Disclosure Schedules.

Section 3.04         Condition of Assets. The tangible personal property included in the Purchased Assets is in good condition and adequate for the uses to which they are being put, and none of such /tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets will be delivered to Buyer at Closing in the “AS IS, WHERE IS” condition.

Section 3.05         Non-foreign Status. Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.06         Compliance With Laws To the best of Seller’s belief, Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.07         Legal Proceedings. To Seller’s actual knowledge, there is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending, expected or threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action, except as set forth in the Disclosure Schedules.

Section 3.08         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.09         Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 3.10         Governmental Orders. Except as set forth in the Disclosure Schedules and to Seller’s actual knowledge, there are no outstanding Governmental Orders (as the term is defined herein) and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order. "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

Section 3.11         Insurance. Seller has insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of Law and all agreements to which it is a party or by which it is bound and (ii) that are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and its assets and properties, subject to reasonable deductibles, and the risks insured against are normal and customary for the industry.

Section 3.12          Full Disclosure. To the best of Seller’s actual knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Schedules, the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets and any information, documents or material made available to Buyer prior to or during the Review Period or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Product Lines, or any representation or warranty arising from statute or otherwise in law.

Article IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01         Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03         Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04         Brokers. no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05         Confidentiality. In the event Buyer does not close on the purchase of the Acquired Assets and this Agreement is terminated, Buyer shall keep confidential all confidential, proprietary, or financial information or records obtained from Seller incident to the contemplated transactions hereunder and all such information and copies thereof shall be immediately returned to Seller. Buyer may disclose any such confidential information only to those agents, lenders, attorneys, accountants, or other professionals who have a bona fide need to review and analyze such information or as otherwise required by Law or a court of competent jurisdiction. The restrictions of this Section 4.05 shall be communicated by Buyer to all Persons who are given access to any confidential information or records of Seller. Confidential Information does not include, however, information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its representatives or agents; (ii) Buyer can show by written records was within its possession prior to its being furnished to Buyer by or on behalf of Seller, provided that the information was not provided to, or received by, Buyer in violation of a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller; (iii) was received by Buyer from a third party having the legal right to disclose the same to Buyer; or (iv) is independently developed by Buyer without the aid, application or use of the Confidential Information as evidenced by the written records of such party. This warranty of confidentiality shall survive the termination of this Agreement.

Section 4.06         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated herein.

Section 4.07         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other person has made any representation or warranty as to Seller, the Product Lines, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.08         Subordination of Royalty Payments. With respect to the Royalty Payments contemplated by Section 1.03 of this Agreement, Buyer represents and will continue to warrant that Buyer is not and will not become subject to any loan covenants or other obligations to third-parties that would prohibit or otherwise limit the Royalty Payments and will not permit the Royalty Payments to become subordinated to any lender’s rights. Notwithstanding anything herein to the contrary, Buyer’s representations and warranties contained in this Section 4.08 shall survive indefinitely.

Article V
Covenants

Section 5.01         Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02         Further Assurances.

(a)         Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. The provisions of this Section 5.02(a) shall survive for one (1) year after Closing.

Section 5.03         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)         preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)         pay the debts, Taxes and other obligations of the Business when due;

(c)         continue to collect accounts receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)         maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)         continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f)         defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)         perform all of its obligations under all Assigned Contracts;

(h)         maintain the Books and Records in accordance with past practice;

(i)         comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)         not take or permit any action that would cause material adverse changes, events or conditions in the Purchased Assets.

Section 5.04         Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.05         Royalty Payment Covenants. Buyer shall maintain complete, accurate, and separate books and records for the Royalty Generating Products and provide Seller or Owners access to such books and records upon reasonable advance written notice for inspection or audit by Seller, Owners, or either of their designees so that Seller or Owners can determine Buyer’s compliance with its surviving obligations under this Agreement. Buyer will use best efforts at all times to maximize the Royalty Payments. The provisions of this Section 5.05 shall survive indefinitely.

Section 5.06         Sale of Royalty Generating Products. If, at any point in time prior to the third (3rd) anniversary of the Closing Date, Buyer intends to sell, liquidate, or otherwise dispose of any of the Royalty Generating Products, then Buyer shall enter into exclusive good faith negotiations, at Seller or Owners’ request, for a period not to exceed fifteen (15) days, for the Seller, Owner, or either of them, to repurchase such assets. In the event that Buyer and Seller or Owners are unable to reach agreement on repurchase of the assets during such fifteen (15) day period, then Buyer shall be free to sell, liquidate or otherwise dispose of the Royalty Generating Products in its sole discretion. The provisions of this Section 5.06 shall survive indefinitely.

Article VI
Indemnification

Section 6.01         Survival. Unless otherwise provided in this Agreement, all representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of twenty-four (24) months following the Closing Date. However, the duties of Seller to pay royalties as set out in 1.03(b) and to maintain confidentiality as set out in 4.05 shall survive indefinitely.

Section 6.02         Indemnification By Seller and Owners Seller and Owners shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees (“Buyer Indemnitees”) from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements (“Losses”) incurred by Buyer arising from or relating to:

(a)         any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)         any Excluded Asset or Excluded Liability.

Section 6.03         Right to Set-Off. If, from time to time and at any time, Buyer in good faith, which is based on documents, evidence and facts, which can be reasonably substantiated, believes it is entitled to indemnification by Seller or is entitled to be paid any amount under the provisions of Section 6.02, Buyer shall be entitled, if it so elects in its sole discretion, at any time without requirement of a judgment or adjudication of its right to indemnification, to set-off such amount against any obligation of Buyer pursuant to the Assumed Liabilities. Neither the exercise of nor failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. Such right of set-off shall be in addition to and not in substitution of any other rights to which Buyer may be entitled to under the provisions of Section 6.02 or otherwise. If Buyer elects to exercise its right to set-off against an Assumed Liability(ies), then the Parties agree that it shall be construed as if Seller had never assumed such Assumed Liability(ies) pursuant to this Agreement.

Section 6.04         Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective members, managers, officers and employees (“Seller Indemnitees”) from and against all Losses incurred by Buyer arising from or relating to:

(a)         any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c)         any Purchased Asset (arising on or after the Closing Date) or any Assumed Liability (Except as otherwise provided and subject to Section 6.03).

Section 6.05         Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

Conditions Precedent to Closing

7.01         Buyer’s Conditions Precedent. The obligations of Buyer to perform the Agreement at Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by Buyer:

(a)         On the Closing Date, the Purchased Assets shall be in substantially the same operating condition, repair and working order as they are on the Effective Date, reasonable wear and tear excepted.

(b)         Seller shall have transferred at Closing to Buyer the Acquired Assets and placed Buyer in possession of the Purchased Assets. Buyer shall acquire good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances.

(c)         Seller shall have executed, as appropriate, and delivered to Buyer closing documents and any other documents of transfer of title contemplated hereby and all other documents necessary or desirable by Buyer for the sale and transfer of the Purchased Assets, which documents shall warrant title to Buyer consistent with this Agreement.

7.02         Seller’s Conditions Precedent. The obligations of Seller to perform the Agreement at Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by Seller:

(a)         Buyer shall have assumed the obligations under any assumed contract.

(b)         Buyer and Amy Goff shall have entered into a mutually agreeable employment agreement or offer letter for at-will employment of Amy Goff by Buyer.

(c)         Buyer shall have tendered to Seller the portion of the Purchase Price to be delivered at Closing.

Article VIII

Miscellaneous

Section 8.01         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Uber Mom, LLC
899 SR 540 West
Winter Haven, FL 33880
la.fla@icloud.com

With Copy to:	Peterson & Myers, PA
242 W. Central Ave.
Winter Haven, FL 33880
Attn: Kevin Ashley
kashley@petersonmyers.com

If to Buyer:	Edison Nation, Inc.
520 Elliot Street
Charlotte, NC 28202

With copy to:

Section 8.03         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05         Entire Agreement. This Agreement including all attachments and schedules and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07         Third-party Beneficiaries. The parties acknowledge and agree that Lisa Anne Kleine and Amy Goff are intended third-party beneficiaries under this Agreement to the extent of their respective right to receive the Common Stock and the Royalty Payments as set forth in 1.03. Except as provided in except as provided in 1.03 and Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08         Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 8.09         Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 8.11         Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in one of the state courts of the State of Florida located within Polk County, Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 8.12         Time is of the Essence. Time is of the essence of this Agreement.

Section 8.13         Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY SUIT, CLAIM, OR PROCEEDING RELATING TO THIS AGREEMENT.

Section 8.14         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UBER MOM, LLC

By	/s/ Amy Goff
Name: Amy Goff
Title: Founder, Uber Mom, LLC

/s/ Amy Goff
Amy Goff

/s/ Lisa Anne Kleine
Lisa Anne Kleine

EDISON NATION, INC.

By	/s/ Chris Ferguson
Name: Chris Ferguson
Title: Chief Executive Officer